UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

__________________

SCHEDULE 14A
(Rule 14a-101)

__________________

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

POSTAL REALTY TRUST, INC.

(Name of Registrant as Specified in its Charter)

__________________________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

April 28, 2022

Dear Fellow Stockholders:

2021 was an extremely productive year for Postal Realty Trust. We continued to execute on our growth plan, as the characteristics that first enticed us to start investing in United States Postal Service (“USPS”) assets, decades ago, remain as relevant as ever today. During the year, we acquired 239 properties within the USPS logistics network for approximately $118 million, exceeding our $100 million acquisition target for the second consecutive year. We also take great pride that nearly three-quarters of our 2021 acquisitions were sourced off-market, demonstrating our unique access in the industry which we have developed over the last 30 years. We also further improved our liquidity position and financial flexibility throughout the year as we issued growth equity and enhanced our borrowing capacity through a new $150 million senior unsecured revolving credit facility and a $50 million senior unsecured term loan. These steps have provided us with the capacity to invest in our platform and effectively scale the business through additional accretive acquisitions. The success of our investment strategy has resulted in consistent FFO and dividend growth, and I am pleased that we increased our dividend for the eleventh consecutive quarter since our IPO. I am extremely proud of the success we had in 2021, and I remain confident in our continued success.

The USPS has proven to be an incredibly stable tenant across every economic cycle. They pay their rent and pay it on time, they rarely relocate, and they have created an irreplaceable logistics network that includes critical infrastructure to support the ever-growing eCommerce industry. We have a favorable lease structure in place as the tenant is responsible for the majority of expenses and the average five-year lease term provides us with the opportunity to reset rents to market rents at lease renewal. On April 6, 2022, the Postal Service Reform Act of 2022 was signed into law which will overhaul the USPS’ finances and delivery services, further ensuring its continued endurance. This law is expected to save the USPS nearly $50 billion over the next decade by reforming health benefits, shifting much of the retiree benefits to Medicare, and repealing the requirement that the USPS prepay future retirement health benefits. We are very encouraged by this and believe this law provides further validation of the importance of the USPS to America’s infrastructure and to our business strategy of aggregating the properties that support these important services.

Our position as a leading consolidator in the industry enables us to take advantage of this large, fragmented logistics network to build out our pipeline of opportunities in our efforts to maximize long-term value for shareholders. We continue to see tremendous interest from potential sellers who understand the value proposition in working with us. In addition to expanding our portfolio of postal assets, we recently acquired Real Estate Asset Counseling, Inc. (REAC), a highly regarded consulting firm in the postal real estate industry, that brings decades of experience, relationships, and proprietary data under our umbrella, strengthens our competitive advantage within the industry and adds additional insight and understanding to our sourcing and underwriting of postal properties. We look forward to REAC joining our team and contributing value to our consolidation strategy.

Postal Realty Trust is the largest owner of properties leased to the USPS, with about a 5% market share, and we believe the next top 20 portfolio owners combined only own about an 11% share. With our strong network, we are well-positioned to find attractive properties in this highly fragmented market. As we grow our portfolio, we continue to acquire last-mile, flex and industrial assets that we believe are important to the USPS. We target assets across the entire USPS network, with last-mile and flex properties accounting for the majority of investment volumes, while we opportunistically acquire industrial assets. Traditionally we have focused on last-mile and flex acquisitions, which we view as the backbone of the USPS. Of the 239 properties we acquired in 2021, 148 were last-mile, 87 were flex, and 4 were industrial, and as of March 7, 2022, we have acquired 26 last-mile properties and 12 flex properties for nearly $12 million.

During 2021, we once again collected 100% of our rents, maintained an occupancy rate for our portfolio greater than 99% and effectively managed our lease expirations for the year. Over the past 10+ years, we and our predecessors have maintained a historical weighted average lease retention rate north of 98%, demonstrating the importance of these buildings to the USPS. Since our May 2019 IPO, we have grown our annualized base rent by 348% and our interior square feet by over five times. Our strong results have led the Board of Directors to approve further increases to our dividend, which currently annualizes to $0.92 per share, and has increased every quarter since our IPO.

We continue to be well-positioned to execute on our consolidation strategy of USPS assets. Over the last two years, we have completed over $100 million in annual acquisitions, and while we are seeing cap rate compression from last year, with our extensive network and robust pipeline, we once again are targeting to achieve over $100 million dollars in acquisitions for 2022. We thank you for your continued confidence and support, and we look forward to sharing additional details of our growth and progress throughout the year.

Respectfully,

Andrew Spodek